梁學濂會計師事務所

PKF
Accountants &
business advisers

July 5, 2007

Our Ref. : C554/DW/JL

The Directors
China Expert Technology, Inc.
Room 2611-13, Great Eagle Centre
23 Harbour Road
WANCHAI
HONG KONG

Dear Sirs,

We consent to the use, by incorporation by reference, in the Form S-8 Registration Statement of our report dated February 22, 2005 except for the restatement discussed in Note 2 to the consolidated financial statements as to which the date is March 10, 2006, with respect to the consolidated financial statements of China Expert Technology, Inc. included in the Annual Report on Form 10-KSB/A for the year ended December 31, 2004.

Yours very truly,

PKF

PKF
Certified Public Accountants
Hong Kong

Tel (852) 2806 3822 | Fax (852) 2806 3712
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梁學濂會計師事務所